                                                                   Exhibit 99.07






                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES (a
             wholly owned subsidiary of Ambac Financial Group, Inc.)

                   Consolidated Unaudited Financial Statements

                 As of September 30, 2001 and December 31, 2000
              and for the Periods Ended September 30, 2001 and 2000

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements
(Dollars in Thousands)

     (1) Basis of Presentation

     Ambac Assurance Corporation is a leading provider of financial guarantees for municipal and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Financial guarantees underwritten by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. In the case of a monetary default on the guaranteed bond, payments may not be accelerated by the policyholder without Ambac Assurance's consent. As of September 30, 2001, Ambac Assurance's net guarantees in force (principal and interest) were $454,105,978. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc., a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

     Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited.

     Ambac Credit Products L.L.C., a wholly owned subsidiary of Ambac Assurance, also provides credit protection in the form of structured credit derivatives. These structured credit derivatives require that Ambac Credit Products make a payment upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income obligation). Should a credit event occur, Ambac Credit Products would generally pay an amount equivalent to the difference between the par value and market value of the underlying obligation. The majority of Ambac Credit Product's structured credit derivatives have been structured with certain first loss protection.

     Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L.P., a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of Ambac Financial Services, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of Ambac Financial Group, owns a general partnership interest representing 10% of the total partnership interest in Ambac Financial Services.

     The accompanying consolidated unaudited interim financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Ambac Assurance's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the three and nine months ended September 30, 2001 may not be indicative of the results that may be expected for the full year ending December

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements (Continued)


31, 2001. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 which was filed with the Securities and Exchange Commission on March 28, 2001 as Exhibit 99.01 to Ambac Financial Group Inc.'s Form 10-K.

     The consolidated financial statements include the accounts of Ambac Assurance and each of its subsidiaries. All significant intercompany balances have been eliminated.

     Certain reclassifications have been made to prior period's amounts to conform to the current period's presentation.

(2)  Accounting Change

     In June 1998, the Financial Accounting Standards Board issued FAS Statement 133, "Accounting for Derivative Instruments and Hedging Activities". FAS 133, as amended by FAS 138 and related guidance, established accounting and reporting standards for derivative instruments and hedging activities. Ambac Assurance adopted FAS 133 and its related guidance on January 1, 2001 that resulted in no impact on the consolidated financial statements.

(3)  Goodwill and Other Intangible Assets

     In July 2001, the FASB issued FAS Statement 142, "Goodwill and Other Intangible Assets". FAS 142 addresses the initial recognition and measurement of intangible assets either singly or within a group of assets, as well as the measurement of goodwill and other intangible assets subsequent to their initial acquisition. FAS 142 changes the accounting for goodwill and intangible assets that have indefinite useful lives from an amortization approach to an impairment-only approach that requires that those assets be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without an arbitrary ceiling on their useful lives. FAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001 and is required to be applied at the beginning of an entity's fiscal year. The statement is to be applied to all goodwill and other intangible assets recognized in an entity's financial statements at that date. Impairment losses for goodwill and indefinite lived intangible assets that arise due to the initial application of FAS 142 (resulting from an impairment test) are to be reported as a change in accounting principle. Retroactive application is not permitted. Ambac has not yet determined the impact that FAS 142 will have on its consolidated financial statements.

                  Ambac Assurance Corporation and Subsidiaries

                           Consolidated Balance Sheets
                    September 30, 2001 and December 31, 2000
                    (Dollars in Thousands Except Share Data)



                                                                                 September 30, 2001         December 31, 2000
                                                                               -----------------------    ------------------------
                                                                                    (unaudited)
                                    ASSETS
                                    ------
Investments:
       Fixed income securities, at fair value
           (amortized cost of $4,565,456 in 2001 and $3,969,932 in 2000)                   $4,775,871                  $4,098,511
       Short-term investments, at cost (approximates fair value)                              156,499                     218,505
       Other                                                                                    1,223                         715
                                                                               -----------------------    ------------------------
           Total investments                                                                4,933,593                   4,317,731
Cash                                                                                           92,087                      11,893
Cash pledged as collateral                                                                     11,842                      24,935
Securities purchased under agreements to resell                                                     -                      11,786
Receivable for securities sold                                                                    636                       1,215
Investment income due and accrued                                                              63,993                      67,132
Deferred acquisition costs                                                                    160,765                     153,424
Reinsurance recoverable                                                                         1,919                       1,091
Prepaid reinsurance                                                                           265,811                     242,604
Other assets                                                                                  402,187                     230,908
                                                                               -----------------------    ------------------------
           Total assets                                                                    $5,932,833                  $5,062,719
                                                                               =======================    ========================

                     LIABILITIES AND STOCKHOLDER'S EQUITY
                     ------------------------------------

Liabilities:
       Unearned premiums                                                                   $1,729,649                  $1,556,250
       Losses and loss adjustment expense reserve                                             146,613                     132,445
       Ceded reinsurance balances payable                                                      20,159                      10,892
       Deferred income taxes                                                                  182,633                     146,839
       Current income taxes                                                                    90,422                      31,308
       Other liabilities                                                                      422,116                     255,308
       Payable for securities purchased                                                        92,789                       3,935
                                                                               -----------------------    ------------------------
           Total liabilities                                                                2,684,381                   2,136,977
                                                                               -----------------------    ------------------------

Stockholder's equity:
       Preferred stock, par value $1,000 per share; authorized
           shares - 285,000; issued and outstanding shares - none                                   -                           -
       Common stock, par value $2.50 per share; authorized shares
           - 40,000,000; issued and outstanding shares - 32,800,000
           at September 30, 2001 and December 31, 2000                                         82,000                      82,000
       Additional paid-in capital                                                             760,303                     760,006
       Accumulated other comprehensive income                                                 134,735                      81,616
       Retained earnings                                                                    2,271,414                   2,002,120
                                                                               -----------------------    ------------------------
           Total stockholder's equity                                                       3,248,452                   2,925,742
                                                                               -----------------------    ------------------------
           Total liabilities and stockholder's equity                                      $5,932,833                  $5,062,719
                                                                               =======================    ========================


     See accompanying Notes to Consolidated Unaudited Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)
                For The Periods Ended September 30, 2001 and 2000
                             (Dollars in Thousands)

                                                       Three Months Ended                       Nine Months Ended
                                                          September 30,                           September 30,
                                               -----------------------------------     ------------------------------------
                                                    2001                2000                2001                2000
                                               ---------------     ---------------     ----------------    ----------------

Revenues:
    Gross premiums written                           $153,544            $148,755             $501,968            $341,125
    Ceded premiums written                            (35,874)            (20,077)             (72,342)            (62,451)
                                               ---------------     ---------------     ----------------    ----------------
          Net premiums written                       $117,670            $128,678             $429,626            $278,674
                                               ===============     ===============     ================    ================

    Net premiums earned                               $98,991             $79,510             $279,463            $233,208
    Net fees and other premiums earned                  6,752               7,949               29,988              31,387
    Net investment income                              67,536              61,302              197,921             178,172
    Net realized gains (losses)                         6,633              (2,535)               3,009              (2,103)
                                               ---------------     ---------------     ----------------    ----------------
         Total revenues                               179,912             146,226              510,381             440,664
                                               ---------------     ---------------     ----------------    ----------------

Expenses:

    Losses and loss adjustment expenses                 5,100               3,908               14,500              10,757
    Underwriting and operating expenses                17,356              14,399               54,540              46,509
    Interest expense                                    1,157               1,004                3,466               3,043
                                               ---------------     ---------------     ----------------    ----------------
         Total expenses                                23,613              19,311               72,506              60,309
                                               ---------------     ---------------     ----------------    ----------------

    Income before income taxes                        156,299             126,915              437,875             380,355

    Provision for income taxes                         48,246              31,641              117,581              95,011
                                               ---------------     ---------------     ----------------    ----------------

    Net income                                       $108,053             $95,274             $320,294            $285,344
                                               ===============     ===============     ================    ================


     See accompanying Notes to Consolidated Unaudited Financial Statements

                  Ambac Assurance Corporation and Subsidiaries
                 Consolidated Statements of Stockholder's Equity
                                   (Unaudited)
                For The Periods Ended September 30, 2001 and 2000
                             (Dollars in Thousands)

                                                                       2001                                   2000
                                                          -------------------------------        --------------------------------

Retained Earnings:
       Balance at January 1                                   $2,002,120                              $1,674,238
       Net income                                                320,294        $320,294                 285,344        $285,344
                                                                         ----------------                        ----------------
       Dividends declared - common stock                         (51,000)                                (44,850)
                                                          ---------------                        ----------------
       Balance at September 30                                $2,271,414                              $1,914,732
                                                          ---------------                        ----------------

Accumulated Other Comprehensive Income (Loss):
       Balance at January 1                                      $81,616                                ($92,049)
       Unrealized gains on securities, $82,132
         and $117,992, pre-tax, in 2001 and 2000,
          respectively (1)                                                        53,386                                  76,695
       Foreign currency translation loss                                            (267)                                 (1,881)
                                                                         ----------------                        ----------------
       Other comprehensive (loss) income                          53,119          53,119                  74,814          74,814
                                                          -------------------------------        --------------------------------
       Comprehensive income                                                     $373,413                                $360,158
                                                                         ================                        ================
       Balance at September 30                                  $134,735                                ($17,235)
                                                          ---------------                        ----------------

Preferred Stock:
       Balance at January 1 and September 30                          $-                                      $-
                                                          ---------------                        ----------------

Common Stock:
       Balance at January 1 and September 30                     $82,000                                 $82,000
                                                          ---------------                        ----------------

Additional Paid-in Capital:
       Balance at January 1                                     $760,006                                $751,522
       Exercise of stock options                                     297                                   6,341
                                                          ---------------                        ----------------
       Balance at September 30                                  $760,303                                $757,863
                                                          ---------------                        ----------------

Total Stockholder's Equity at September 30                    $3,248,452                              $2,737,360
                                                          ===============                        ================

(1) Disclosure of reclassification amount:
Unrealized holding gains arising during period                    56,336                                  75,328
Less: reclassification adjustment for net gains
    (losses) included in net income                                2,950                                  (1,367)
                                                          ---------------                        ----------------
Net unrealized gains on securities                               $53,386                                 $76,695
                                                          ===============                        ================

     See accompanying Notes to Consolidated Unaudited Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                For The Periods Ended September 30, 2001 and 2000
                             (Dollars in Thousands)

                                                                                   Nine Months Ended
                                                                                      September 30,
                                                                           ----------------------------------
                                                                                2001               2000
                                                                           ---------------    ---------------
Cash flows from operating activities:
     Net income                                                                  $320,294           $285,344
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                                  2,185              2,198
     Amortization of bond premium and discount                                     (5,567)            (3,826)
     Current income taxes                                                          59,114             (2,921)
     Deferred income taxes                                                          7,048             15,585
     Deferred acquisition costs                                                    (7,341)           (12,089)
     Unearned premiums, net                                                       150,192             44,880
     Losses and loss adjustment expenses                                           13,340              6,716
     Ceded reinsurance balances payable                                             9,267             (1,421)
     Net realized losses (gains)                                                   (3,009)             2,103
     Other, net                                                                    (2,510)             7,143
                                                                           ---------------    ---------------
            Net cash provided by operating activities                             543,013            343,712
                                                                           ---------------    ---------------

Cash flows from investing activities:

     Proceeds from sales of bonds                                                 479,989            449,308
     Proceeds from maturities of bonds                                            170,276             93,633
     Purchases of bonds                                                        (1,146,310)          (896,433)
     Change in short-term investments                                              52,566             82,770
     Securities purchased under agreements to resell                               11,786            (16,009)
     Other, net                                                                    (2,659)            (3,992)
                                                                           ---------------    ---------------
            Net cash used in investing activities                                (434,352)          (290,723)
                                                                           ---------------    ---------------

Cash flows from financing activities:

     Dividends paid                                                               (51,000)           (44,850)
     Short-term financing                                                           9,440             (7,930)
                                                                           ---------------    ---------------
            Net cash used in financing activities                                 (41,560)           (52,780)
                                                                           ---------------    ---------------

            Net cash flow                                                          67,101                209
Cash and cash pledged as collateral at January 1                                   36,828              6,531
                                                                           ---------------    ---------------
Cash and cash pledged as collateral at September 30                              $103,929             $6,740
                                                                           ===============    ===============

Supplemental disclosure of cash flow information: Cash paid during the period for:

            Income taxes                                                          $51,117            $76,005
                                                                           ===============    ===============
            Interest expense on intercompany line of credit                            $-                $15
                                                                           ===============    ===============



     See accompanying Notes to Consolidated Unaudited Financial Statements.